                                                        July 19, 2005

Vincent Miceli
333 Neill Drive
Watertown, CT 06795

Dear Vincent:

         Thank you for accepting a position as the Chief Accounting
Officer/Corporate Controller and Corporate Secretary with OptiCare Health
Systems, Inc. ("Company").

         This letter shall confirm the terms of your employment with the
Company. As the Chief Accounting Officer/Corporate Controller, you will be responsible for directing OptiCare's overall financial policies and oversee all financial functions including accounting, budget, credit, insurance, tax, public reporting and treasury. You will also be designated as the Principal Financial
Officer for SEC reporting. You will report to the Chief Executive Officer and the Board of Directors and are responsible to perform other tasks as they may assign from time to time. Additionally you will serve as the Company's Corporate
Secretary.

         Your annual base salary will be $165,000.00 for your services and shall be paid bi-weekly through June 30, 2006 provided the Company has not terminated your employment for Cause as defined below. You will also receive a $50,000 bonus paid on April 30, 2006 provided you use your reasonable best efforts to complete the Company's or a successor entity's, if any, Annual Report on Form
10-K for 2005 in a professional and timely manner. If the Annual report is not filed in a timely manner due to circumstances beyond your control you will still be entitled to your $50,000 bonus paid on April 30, 2006.

           You will also be eligible to participate in any other benefit program the Company may offer from time to time. You are eligible for four weeks paid vacation as earned pursuant to the Company's policy. You are also eligible after one year of completed service with the Company to participate in the Company's
401(k) plan wherein the Company will match 50% of the first 4% of your annual salary you deposit in the 401(k) plan.

     Additionally, you will be entitled to three (3) months of your annual base pay as severance if the Company or its successor entity, if any, terminates your employment without cause with an effective date after June 30, 2006 and/or does not offer you a position by April 30, 2006 at or above a salary of $165,000 with no more than 3 days travel per week outside of Waterbury, CT metropolitan area.
All reasonable and related travel expenses will be paid by the Company. Further, the Company will notify Mr. Miceli at its earliest convenience of the position it may have for him as soon as practicable but in no event shall such notification be later than April 30, 2006. Mr. Miceli will also notify the
Company at his earliest convenience of his determination to terminate his employment with the Company no less than 30 days before his termination is effective.

     For purposes of this letter Cause shall be defined as your (1) commission of a felony (other than through vicarious liability); (2) material disloyalty or dishonesty to the Company; (3) commission or act of fraud, embezzlement or misappropriation of funds; or (4) refusal to carry out the reasonable lawful directive of the Board of Directors or the Chief Executive Officer.

COVENANTS NOT TO COMPETE.
--------- --- -- -------

         (a) During the term of your employment by the Company and for a period of eighteen (18) months immediately following the termination of such employment (such period to be extended to include any period of violation or period of time required for litigation to enforce this covenant) (the "Non-Competition Period"), that you shall not engage in a business competitive to the several businesses of the Company, its subsidiaries and affiliates are engaged in, which currently includes
         (1) the managed eye care business, or (2) the business of managing, owning or affiliating with the practices of ophthalmologists, optometrists, opticians, ambulatory or refractive surgery facilities or providing services to such facilities and shall not, without the prior written consent of the Company, render services directly or indirectly to any Conflicting Organization as defined below, except that employment may be accepted with a Conflicting Organization whose business is diversified and which, as to part of its business, is not a
         Conflicting Organization; provided, that the Company, prior to the acceptance of such employment, shall receive from such Conflicting
         Organization and from the you written assurances satisfactory to the
         Company that the you will not render services directly or indirectly in connection with any Conflicting Product as defined below. The term
         "Conflicting Organization," as used herein, means any individual or organization that is engaged in researching, developing, marketing or selling a Conflicting Product. The term "Conflicting Product," as used herein, means any process or service of any individual or organization, which competes, or would compete, with a product, process or service of the Company, its subsidiaries and affiliates, which currently includes
         (1) the managed eye care business, or (2) the business of managing, owning or affiliating with the practices of ophthalmologists, optometrists, opticians, ambulatory or refractive surgery facilities or providing services to such facilities.

         (b) The Company's obligation to make severance payments to you as stated above shall immediately cease upon the violation by you of the covenants set forth above.

         Additionally, you also agree that if you violate this covenant that you will forfeit any stock options granted pursuant to this agreement or in the future and will return any monies received as a result of an exercise of any option grant pursuant to this agreement or in the future.

         (c) Further, you acknowledge that breach of the foregoing covenant not to compete shall cause irreparable harm to the Company and you acknowledge that in addition to any other remedy at law or equity the
         Company may have, and in consideration thereof, you agree to the granting of injunction to prevent you and/or stop you from violating the above covenant.

         (d) Additionally you acknowledge that such a covenant is reasonable and necessary to protect the interests of the Company and will not prevent you from earning a livelihood.

         If you are in agreement with the terms of this letter please indicate so by signing below and returning it to me at your earliest convenience. Should you have any questions please do not hesitate to contact me.

                                   Sincerely,

                                   Christopher J. Walls
                                   President, Chief Executive Officer and
                                   General Counsel
                                   OptiCare Health Systems, Inc.

Agreed and accepted this _____ day of July, 2005

-----------------------------------
Vincent Miceli